SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   THE AMERICAN HERITAGE FUND, INC.
                                   (Registrant)

Dated: March 11, 1997               By: /s/ Heiko H. Thiene
                                   --------------------------------------
                                           Heiko H. Thiene


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